                                                                     EXHIBIT 2.1

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                      SEPARATION AND DISTRIBUTION AGREEMENT


                                 by and between


                         CHUGAI PHARMACEUTICAL CO., LTD.

                                       and

                             GEN-PROBE INCORPORATED





                  Dated and effective as of May 24, 2002, and
                   amended and restated as of August 6, 2002




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                                TABLE OF CONTENTS

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                                          ARTICLE I
                                         DEFINITIONS

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Section 1.01.  Definitions...................................................................1

                                          ARTICLE II
                      ACTIONS TO BE TAKEN PRIOR TO THE DISTRIBUTION DATE

Section 2.01.  Merger........................................................................8
Section 2.02.  Reclassification of Gen-Probe Shares..........................................8
Section 2.03.  Amendment of Organizational Documents.........................................9
Section 2.04.  Gen-Probe Board of Directors..................................................9
Section 2.05.  Release From Gen-Probe Liabilities............................................9
Section 2.06.  Ancillary Agreements..........................................................9
Section 2.07.  Termination of Agreements....................................................10
Section 2.08.  Disclaimer of Representations and Warranties.................................10

                                         ARTICLE III
                                REGISTRATION; THE DISTRIBUTION

Section 3.01.  Registration and Listing.....................................................10
Section 3.02.  Japanese Share Ownership.....................................................11
Section 3.03.  The Distribution.............................................................12
Section 3.04.  Sole Discretion of Chugai....................................................12
Section 3.05.  Conditions to Distribution...................................................12
Section 3.06.  Fractional Shares............................................................13
Section 3.07.  Advisors.....................................................................13

                                          ARTICLE IV
                               MUTUAL RELEASES; INDEMNIFICATION

Section 4.01.  Release of Pre-Distribution Claims...........................................14
Section 4.02.  Indemnification by Gen-Probe.................................................16
Section 4.03.  Indemnification by Chugai....................................................16
Section 4.04.  Tax Indemnity................................................................17
Section 4.05.  Indemnification Obligations Net of Insurance Proceeds and Other
               Amounts......................................................................18
Section 4.06.  Procedures for Indemnification of Third Party Claims.........................18
Section 4.07.  Additional Matters...........................................................19
Section 4.08.  Contribution.................................................................20
Section 4.09.  Remedies Cumulative..........................................................21
Section 4.10.  Survival of Indemnities......................................................21

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                                      (i)
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                                TABLE OF CONTENTS
                                  (Continued)


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                                          ARTICLE V
                                    CERTAIN OTHER MATTERS
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Section 5.01.  Certain Business Matters.....................................................21
Section 5.02.  Late Payments................................................................21

                                          ARTICLE VI
                             COVENANTS AND CERTAIN OTHER MATTERS

Section 6.01.  Agreement for Exchange of Information........................................21
Section 6.02.  Ownership of Information.....................................................22
Section 6.03.  Compensation for Providing Information.......................................22
Section 6.04.  Record Retention.............................................................22
Section 6.05.  Other Agreements Providing for Exchange of Information.......................23
Section 6.06.  Auditors and Audits; Annual and Semi-annual Statements and
               Accounting...................................................................23
Section 6.07.  Production of Witnesses; Records; Cooperation................................24
Section 6.08.  Confidentiality..............................................................25
Section 6.09.  Protective Arrangements......................................................26
Section 6.10.  Privileged Matters...........................................................26

                                         ARTICLE VII
                                      DISPUTE RESOLUTION

Section 7.01.  Disputes.....................................................................28
Section 7.02.  Escalation; Mediation........................................................28
Section 7.03.  Arbitration..................................................................28

                                         ARTICLE VIII
                                      FURTHER ASSURANCES

Section 8.01.  Further Assurances...........................................................30

                                          ARTICLE IX
                                         TERMINATION

Section 9.01.  Termination and Amendments Prior to Distribution.............................31

                                          ARTICLE X
                                        MISCELLANEOUS

Section 10.01.  Counterparts; Entire Agreement; Corporate Power.............................31
Section 10.02.  Governing Law...............................................................32
Section 10.03.  Assignability...............................................................32
Section 10.04.  Third Party Beneficiaries...................................................32
Section 10.05.  Notices.....................................................................32

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                                      (ii)
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                                TABLE OF CONTENTS
                                  (Continued)

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Section 10.06.  Severability................................................................33
Section 10.07.  Force Majeure...............................................................33
Section 10.08.  Publicity...................................................................34
Section 10.09.  Expenses....................................................................34
Section 10.10.  Headings....................................................................34
Section 10.11.  Survival of Covenants.......................................................34
Section 10.12.  Waivers of Default..........................................................34
Section 10.13.  Amendments..................................................................34
Section 10.14.  Interpretation..............................................................34

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                                    SCHEDULES

Schedule 2.07(b)          Arrangements not to be Terminated


                                    EXHIBITS

Exhibit A                 CPUSA Tax Sharing Agreement
Exhibit B                 Services Agreement

                                     (iii)

               THIS SEPARATION AND DISTRIBUTION AGREEMENT, dated and effective as of May 24, 2002, is by and between Chugai Pharmaceutical Co., Ltd., a Japanese corporation (Kabushiki Kaisha) ("Chugai"), and Gen-Probe Incorporated, a Delaware corporation and on the date hereof a wholly owned Subsidiary of Chugai ("Gen-Probe"). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof. This agreement was amended and restated on August 6, 2002. References herein to the date hereof are references to May 24, 2002.

                                R E C I T A L S:

               WHEREAS, Chugai currently indirectly owns all of the issued and outstanding capital stock of Gen-Probe through its wholly owned subsidiary Gen-Probe Holding Company, Inc., a Delaware corporation ("GHC");

               WHEREAS, Gen-Probe is engaged in the diagnostic testing and blood screening business;

               WHEREAS, the Board of Directors of Chugai has determined that it is in the best interests of Chugai and its stockholders to separate Gen-Probe's business from Chugai's other existing businesses;

               WHEREAS, in order to effect such separation, Chugai will distribute, on a pro rata basis, to holders of shares of common stock of Chugai ("Chugai Common Stock") all of the outstanding shares of common stock of Gen-Probe ("Gen-Probe Common Stock") owned by Chugai (the "Distribution"); and

               WHEREAS, the Distribution is intended to qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code");

               NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

               Section 1.01. Definitions. For the purpose of this Agreement the following terms shall have the following meanings:

               "AAA" has the meaning set forth in Section 7.02(b).

               "Action" means any demand, action, suit, counter suit, arbitration, inquiry, proceeding or investigation by or before any Federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

               "Advisors" has the meaning set forth in Section 3.07.

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                                                                               2


               "Affiliate" of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise.

               "Agent" means the distribution agent to be appointed by Chugai to distribute to the stockholders of Chugai pursuant to the Distribution all of the shares of Gen-Probe Common Stock held by Chugai.

               "Agreement" means this Separation and Distribution Agreement, including all of the Schedules.

               "Ancillary Agreements" means the Services Agreement, the CPUSA Tax Sharing Agreement and any supplemental and other agreements and instruments related to the foregoing.

               "Bylaws" means the Restated Bylaws of Gen-Probe, in a form proposed by Gen-Probe and approved by Chugai, such approval not to be unreasonably withheld.

               "Certificate of Incorporation" means the Restated Certificate of Incorporation of Gen-Probe, in a form proposed by Gen-Probe and approved by Chugai, such approval not to be unreasonably withheld.

               "Chugai" has the meaning set forth in the Preamble.

               "Chugai Business" means: (a) all other businesses of the Chugai Group as of the Distribution Date not otherwise included in the Gen-Probe Business, including the business of CPUSA; and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Chugai Business (as described in subsection (a) above) as then conducted.

               "Chugai Common Stock" has the meaning set forth in the Recitals.

               "Chugai Group" means Chugai and each Person (other than any member of the Gen-Probe Group) that is an Affiliate of Chugai immediately after the Distribution Date.

               "Chugai Indemnitees" has the meaning set forth in Section 4.02.

               "Chugai-Roche Transaction" means the transactions contemplated by the Basic Alliance Agreement, made and entered into as of December 10, 2001, by and between Chugai and Roche Pharmholding B.V., and any other document, agreement, instrument or obligation contemplated by or executed pursuant to such Basic Alliance Agreement, all as may, from time to time, have been amended, supplemented or modified, in each case other than the transactions contemplated by this Agreement and the Ancillary Agreements.

               "Chugai's Auditors" has the meaning set forth in Section 6.06(b).

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                                                                               3

               "Chugai USA" means Chugai USA, Inc., a Delaware corporation.

               "Clinical Diagnostic Business" means the business of developing, manufacturing, and marketing products used for the clinical diagnosis of human disease.

               "Code" has the meaning set forth in the Recitals.

               "Commission" means the United States Securities and Exchange Commission.

               "Consents" means any consents, waivers or approvals from, or notification requirements to, any third parties.

               "CPUSA" means Chugai Pharma USA, LLC, a Delaware limited liability company.

               "CPUSA Tax Sharing Agreement" means the Tax Sharing Agreement by and between CPUSA and Gen-Probe, substantially in the form attached hereto as Exhibit A, as of the Distribution Date and thereafter as amended.

               "Distribution" has the meaning set forth in the Recitals.

               "Distribution Date" has the meaning set forth in Section 3.04.

               "Environmental Law" means any Federal, state, local, foreign or international statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law (including tort and environmental nuisance law), legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority, now or hereafter in effect relating to health, safety, pollution or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or to emissions, discharges, releases or threatened releases of any substance currently or at any time hereafter listed, defined designated or classified as hazardous, toxic, waste, radioactive or dangerous, or otherwise regulated, under any of the foregoing, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act and the Resource Conservation and Recovery Act and comparable provisions in state, local, foreign or international law.

               "Environmental Liabilities" means all Liabilities relating to, arising out of or resulting from any Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, governmental response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

               "Escalation Notice" has the meaning set forth in Section 7.02(a).

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                                                                               4


               "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

               "Fair Market Value" means the fair market value of Gen-Probe as determined pursuant to the valuation of Gen-Probe prepared by KPMG International, with such adjustments as may be specified by Chugai.

               "Gen-Probe" has the meaning set forth in the Preamble.

               "Gen-Probe Assets" means any and all assets owned, used or held for use by any member of the Gen-Probe Group.

               "Gen-Probe Balance Sheet" means the most recent balance sheet of Gen-Probe, including the notes thereto, as presented in the Information Statement.

               "Gen-Probe Business" means (a) the business and operations of (i) Gen-Probe, and (ii) GHC, except for Transferred Assets, and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Gen-Probe Business (as described in subsection (a) above) as then conducted; provided, however, that the Gen-Probe Business shall not include the business of CPUSA.

               "Gen-Probe Common Stock" has the meaning set forth in the Recitals.

               "Gen-Probe Group" means Gen-Probe, GHC, each Subsidiary of Gen-Probe or GHC (but not including CPUSA) and each other Person that is either controlled directly or indirectly by Gen-Probe immediately after the Distribution Date or that is contemplated to be controlled by Gen-Probe pursuant to the terms hereof.

               "Gen-Probe Indemnitees" has the meaning set forth in Section
4.03.

               "Gen-Probe Liabilities" mean (without duplication):

               (i) any and all Liabilities of any member of the Gen-Probe Group (including GHC, except to the extent relating to Transferred Assets), other than Liabilities for Taxes for which CPUSA is responsible pursuant to the CPUSA Tax Sharing Agreement;

               (ii) all Liabilities (including Taxes, other than Liabilities for Taxes for which CPUSA is responsible pursuant to the CPUSA Tax Sharing Agreement), whether arising before, on or after the Distribution Date, including any employee-related Liabilities and Environmental Liabilities, primarily relating to, arising out of or resulting from:

               (A) the operation of the Gen-Probe Business, as conducted at any time prior to, on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority));

               (B) the operation of any business conducted by any member of the Gen-Probe Group at any time after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority)); or

               (C)    any Gen-Probe Assets;

               (iii) all Liabilities relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations of the Gen-Probe Business; and

               (iv) all Liabilities reflected as liabilities or obligations of Gen-Probe in the Gen-Probe Balance Sheet.

               "Gen-Probe Notes" means any and all 7.68% Senior Notes issued and sold by Gen-Probe pursuant to the Note Agreement.

               "Gen-Probe Option Plan" means the 2000 Equity Participation Plan of Gen-Probe Incorporated.

               "Gen-Probe's Auditors" has the meaning set forth in Section 6.06(a).

               "GHC" has the meaning set forth in the Recitals.

               "Governmental Approvals" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

               "Governmental Authority" shall mean any Federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

               "Group" means the Chugai Group or the Gen-Probe Group, as the context requires.

               "Indemnifying Party" has the meaning set forth in Section
4.05(a).

               "Indemnitee" has the meaning set forth in Section 4.05(a).

               "Indemnity Payment" has the meaning set forth in Section 4.05(a).

               "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys

(including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

               "Information Statement" means the information statement forming a part of the Registration Statement.

               "Insurance Proceeds" means those monies:

               (a)    received by an insured from an insurance carrier; or

               (b) paid by an insurance carrier on behalf of the insured, in any such case of clauses (a) or (b) net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

               "JSDA" has the meaning set forth in Section 3.03(b).

               "Liabilities" means any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

               "Merger" has the meaning set forth in Section 2.01.

               "NASDAQ" means the Nasdaq National Market.

               "New York Lease" means the Agreement of Lease, dated as of September 15, 1997, between Chugai Pharma U.S.A., Inc. (now known as GHC) and 444 Madison, LLC.

               "Note Agreement" means the Note Agreement, dated as of May 9, 1997, between Gen-Probe and each of the parties named in Schedule I thereto.

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                                                                               7


               "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

               "Prime Rate" means the rate which JP Morgan Chase (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

               "Privileges" means all privileges that may be asserted under applicable law, including, without limitation, privileges arising under or relating to the attorney-client relationship (including but not limited to the attorney-client and work product privileges), the accountant-client privilege, and privileges relating to internal evaluative processes.

               "Privileged Information" means all Information as to which Chugai, Gen-Probe or any of their Subsidiaries are entitled to assert the protection of a Privilege.

               "Record Date" means the close of business in Tokyo, Japan on July 31, 2002, or such other date to be determined by the Chugai Board of Directors as the record date for determining stockholders of Chugai entitled to receive shares of Gen-Probe Common Stock in the Distribution.

               "Registration Statement" means the registration statement on Form 10 filed under the Exchange Act on April 2, 2002 pursuant to which the Gen-Probe Common Stock will be registered under the Exchange Act, together with all amendments thereto.

               "Securities Act" means the Securities Act of 1933, together with the rules and regulations promulgated thereunder.

               "Security Interest" means any mortgage, security interest, pledge, lien, claim, option, right to acquire or voting restriction.

               "Services Agreement" means the Services Agreement by and between CPUSA and Gen-Probe, substantially in the form attached hereto as Exhibit B, as of the Distribution Date and thereafter as amended.

               "Subsidiary" of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the Voting Shares having voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

               "Tax" or "Taxes" mean all taxes, charges, duties, fees, levies, social charges or other similar assessments or liabilities, and all estimated payments thereof, including but not limited to net or gross income, excise, license, severance, stamp, occupation, premium, profits, windfall profits, customs duties, dividend, capital stock, employment, disability, workers compensation, registration, alternative or add-on minimum, intangible property, real property, personal property, sales, use, turn-over, value added, ad valorem, environmental, franchise, payroll, transfer, gross receipts, withholding, social security or similar unemployment taxes, national insurance premiums, social security premiums, retirement contributions and any other tax of any kind whatsoever, imposed by any Taxing Authority, including any interest, fines, penalties, correction fees, sanction amounts and additions to tax relating to, resulting from, attributable to, or incurred in connection with any such taxes, charges, fees, levies or other assessments or liabilities or any contest or dispute thereof.

               "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax, or any statement required to be furnished to any Person under any Tax law.

               "Taxing Authority" means any Governmental Authority or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

               "Third Party Claim" has the meaning set forth in Section 4.06(a).

               "Transferred Assets" shall mean those assets of GHC, as well as the New York Lease, sold or transferred to Chugai USA on March 27, 2002.

               "Valuation Event" has the meaning set forth in Section 4.04(b).

               "Voting Shares" mean securities of a Person of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote in the election of the directors (or Persons performing similar functions) of such Person.

                                   ARTICLE II

               ACTIONS TO BE TAKEN PRIOR TO THE DISTRIBUTION DATE

               Section 2.01. Merger. On or prior to the Distribution Date, Chugai and Gen-Probe shall each take all actions that may be required to cause the merger of GHC with and into Gen-Probe with Gen-Probe as the surviving entity (the "Merger") and with Chugai being issued a number of shares of Gen-Probe Common Stock equal to the number of shares of Gen-Probe Common Stock held by GHC immediately prior to the Merger. Gen-Probe shall make such adjustments to the number of shares of Gen-Probe Common Stock issuable upon exercise of options outstanding under the Gen-Probe Option Plan, and the exercise price thereof, as the Administrator (as defined in the Gen-Probe Option Plan) shall determine in order to reflect the impact of the Merger and the reclassification described in Section 2.02.

               Section 2.02. Reclassification of Gen-Probe Shares. Prior to the Distribution Date, Chugai and Gen-Probe shall each take all actions that may be required to reclassify the outstanding shares of Gen-Probe Common Stock so that immediately prior to or as of the Distribution Date the number of shares of Gen-Probe Common Stock outstanding and held by

Chugai shall equal such percentage of the number of shares of Chugai Common Stock outstanding on the Record Date as is designated by Chugai.

               Section 2.03. Amendment of Organizational Documents. On or prior to the Distribution Date, Chugai and Gen-Probe shall each take all actions that may be required to provide for the adoption by Gen-Probe of the Certificate of Incorporation and the Bylaws.

               Section 2.04. Gen-Probe Board of Directors. On or prior to the Distribution Date, Chugai and Gen-Probe shall each take all actions that may be required to (i) obtain resignations of each person who is a member of the Board of Directors of Gen-Probe, but who is not designated as a nominee to Gen-Probe's Board of Directors by the Board of Directors of Gen-Probe, with Chugai's approval, and (ii) elect the whole Board of Directors of Gen-Probe, which Board shall be composed of those persons designated as nominees to Gen-Probe's Board of Directors by the Board of Directors of Gen-Probe, with Chugai's approval.

               Section 2.05.  Release From Gen-Probe Liabilities.

               (a) Subject to Section 2.05(b), each of Chugai and Gen-Probe shall cooperate and use its reasonable efforts to terminate, or to cause a member of the Gen-Probe Group to be substituted in all respects for any member of the Chugai Group in respect of, all Gen-Probe Liabilities for which such member of the Chugai Group may be liable, as guarantor, original tenant, primary obligor or otherwise and, to that end, Gen-Probe shall provide such guarantees or other credit support as shall be reasonably required to obtain such termination or substitution. If such a termination or substitution is not effected by the Distribution Date, (i) Gen-Probe shall indemnify and hold harmless the Chugai Indemnitees for any Liabilities arising from or relating to such obligation of the Chugai Group, and (ii) Gen-Probe shall use its reasonable efforts to obtain a letter of credit from a financial institution reasonably acceptable to Chugai and for the benefit of Chugai with respect to such obligation of the Chugai Group; provided, however, that in the event Gen-Probe fails to obtain such a letter of credit with respect to such obligation, without the prior written consent of Chugai, from and after the Distribution Date, Gen-Probe shall not, and shall not permit any member of the Gen-Probe Group or any of its Affiliates to, renew or extend the term of, increase its obligations under or transfer to a third party any loan, lease, contract or other obligation for which any member of the Chugai Group is or may be liable unless all obligations of the Chugai Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Chugai.

               (b) Notwithstanding Section 2.05(a), if Chugai is unable to obtain, or to cause to be obtained, the release of Chugai as a guarantor of Gen-Probe's Liabilities under the Note Agreement and the Gen-Probe Notes prior to or as of the Distribution Date, Gen-Probe shall repay on or prior to Distribution Date the whole amount of the principal of the Gen-Probe Notes then outstanding, any unpaid interest thereon and any other amount payable by Gen-Probe under the Note Agreement and the Gen-Probe Notes, in each case in accordance with the terms of the Note Agreement.

               Section 2.06. Ancillary Agreements. Effective on or prior to the Distribution Date, the parties shall (and Chugai shall cause CPUSA to) execute and deliver each of the Ancillary Agreements to which it is contemplated to be a party.

               Section 2.07. Termination of Agreements. (a) Except as set forth in Section 2.07(b), in furtherance of the releases and other provisions of
Section 4.01 hereof, Gen-Probe, on behalf of itself and each member of the Gen-Probe Group, on the one hand, and Chugai, on behalf of itself and each member of the Chugai Group, on the other hand, hereby terminate, any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Gen-Probe and/or any member of the Gen-Probe Group, on the one hand, and Chugai and/or any member of the Chugai Group, on the other hand, effective as of the Distribution Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Date. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

               (b) The provisions of Section 2.07(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the parties hereto or any of the members of their respective Groups); (ii) any agreements, arrangements, orders, commitments or understandings listed or described on Schedule 2.07(b) hereto; (iii) any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and their respective Affiliates is a party; (iv) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Chugai (other than Gen-Probe) or Gen-Probe, as the case may be, is a party (it being understood that directors' qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (v) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution Date.

               Section 2.08. Disclaimer of Representations and Warranties. Gen-Probe (on behalf of itself and each member of the Gen-Probe Group) understands and agrees that the Chugai Group (and its officers, directors, employees, representatives and advisors) are not making any representation or warranty whatsoever as to the value, quality, condition or otherwise as to the Gen-Probe Assets, the Gen-Probe Liabilities or the Gen-Probe Business.

                                   ARTICLE III

                         REGISTRATION; THE DISTRIBUTION

               Section 3.01. Registration and Listing. (a) Subject to Section 3.04, each of Chugai and Gen-Probe shall cooperate in preparing, and Gen-Probe shall file, at such time as Chugai shall specify, such amendments or supplements to the Registration Statement, as may be necessary in order to reflect any amendments, supplements or modifications of this Agreement pursuant to Section
10.13 or to cause the same to become and remain effective as required by law, including filing such amendments or supplements to the Registration Statement as may be required by the Commission or Federal, state or foreign securities laws. Promptly following the Distribution, Gen-Probe shall file with the Commission a registration statement on Form S-8 to register shares of Gen-Probe Common Stock issuable upon exercise of options granted under the

Gen-Probe Option Plan and such other registration statements as may be required with respect to other employee benefit plans of Gen-Probe.

               (b) Gen-Probe shall participate in such presentations to the financial community, Chugai's shareholders and potential Gen-Probe shareholders as Chugai's financial advisors shall deem necessary or desirable. Gen-Probe shall have the right to retain its own financial advisors to participate in such presentations, provided that (x) such financial advisors are acceptable to Chugai and (y) all fees of such separate financial advisors shall be paid by Gen-Probe.

               (c) Chugai and Gen-Probe shall prepare and furnish to the holders of Chugai Common Stock the Information Statement and any such other materials as may be required by law, in each case at such times as is determined by Chugai. Chugai and Gen-Probe shall prepare, and Gen-Probe shall, to the extent required under applicable law, file with the Commission any such documentation and any requisite no action letters which Chugai determines, in its sole and absolute discretion, are necessary or desirable to effectuate the Distribution, and Chugai and Gen-Probe shall each use its reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

               (d) Chugai and Gen-Probe shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

               (e) Chugai and Gen-Probe shall cooperate and take all reasonable steps necessary and appropriate to cause the conditions set forth in Section
3.05 (subject to Section 3.04 and Section 3.05(a)(vii)) to be satisfied and to effect the Distribution on the Distribution Date.

               (f) Gen-Probe shall prepare and file, and shall use its reasonable efforts to have approved, an application for the quotation and trading of the Gen-Probe Common Stock to be distributed in the Distribution on the NASDAQ, subject to official notice of distribution.

               (g) Gen-Probe shall pay all third party costs, fees and expenses relating to the costs of producing, printing, mailing and otherwise distributing any Registration Statement and Information Statement and otherwise in respect of the matters described in Sections 3.01(a), (c), (d) and (f).

               Section 3.02. Japanese Share Ownership. Gen-Probe shall at its own expense take all reasonable steps to cause the shares of Gen-Probe Common Stock to be distributed in the Distribution to be eligible for the Direct Registration System service. From and after the Distribution Date, for so long as Japanese residents represent more than a percentage of the holders of record of Gen-Probe Common Stock specified by Chugai and approved by Gen-Probe, such approval not to be unreasonably withheld, Gen-Probe shall at its own expense take all reasonable steps to (x) ensure that all holders of Gen-Probe Common Stock who are residents of Japan receive Japanese translations of all stockholder communications and notices and, in the case of stockholders who hold their shares through the Direct Registration System, a Japanese language explanation of account statements supplied to such stockholders, and (y) maintain, or cause to be maintained, a Japanese language investor service help desk that has a Japanese telephone number and is open during Japanese business hours to assist Japanese holders in respect to their shares of Gen-Probe Common Stock, including in connection with the transactions described in Section 3.06.

               Section 3.03. The Distribution. (a) Chugai and Gen-Probe shall use their reasonable efforts to consummate the Distribution. Such actions shall include, but not necessarily be limited to, those specified in this Article III.

               (b) Subject to the rules of the Japan Securities Dealers Association (the "JSDA") and also subject to Section 3.05 hereof, all Gen-Probe Common Stock owned by Chugai on the Distribution Date will be distributed to holders of Chugai Common Stock on the Record Date in such manner as is determined by Chugai. The Distribution shall be effective at 11:59 p.m. New York Time on the Distribution Date.

               (c) Subject to Sections 3.05 and 3.06, each registered holder of Chugai Common Stock on the Record Date will be entitled to receive in the Distribution a number of shares of Gen-Probe Common Stock equal to the number of shares of Chugai Common Stock held by such holder on the Record Date multiplied by the distribution ratio to be determined by Chugai. Chugai and Gen-Probe, as the case may be, will provide to the Agent all share certificates and any information required in order to complete the Distribution on the basis specified above.

               Section 3.04. Sole Discretion of Chugai. Chugai may, in its sole and absolute discretion, determine the date of consummation of the Distribution (such date as so determined by Chugai in accordance with this Article III is referred to herein as the "Distribution Date") and may at any time and from time to time until the completion of the Distribution modify or change the terms of the Distribution including without limitation by accelerating or delaying the timing of the consummation of all or part of the Distribution.

               Section 3.05. Conditions to Distribution. (a) The following shall be conditions to Chugai's obligation to effect the Distribution:

               (i) the Registration Statement shall have been filed and declared effective by the Commission, and no suspension, withdrawal or stop-order shall be in effect with respect thereto and no proceeding for that purpose shall have been instituted by the Commission;

               (ii) Chugai shall be satisfied in its sole discretion that as of the Distribution Date it will have no further liability or obligation whatsoever as a guarantor of Gen-Probe's Liabilities under the Note Agreement and the Gen-Probe Notes;

               (iii) the actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) described in Section 3.01(d) shall have been taken and, where applicable, have become effective or been accepted;

               (iv) the Gen-Probe Common Stock to be distributed in the Distribution shall have been accepted for quotation and trading on the NASDAQ, on official notice of distribution;

               (v) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution or any of the other transactions contemplated by this Agreement or any Ancillary Agreement shall be in effect;

               (vi) any material Consents and Governmental Approvals necessary to consummate the Distribution shall have been obtained and be in full force and effect;

               (vii) no other events or developments shall have occurred subsequent to the date hereof that, in the judgment of Chugai, would result in the Distribution having an adverse effect on Chugai or on the stockholders of Chugai; and

               (viii) this Agreement shall not have been terminated.

               (b) The foregoing conditions are for the sole benefit of Chugai and shall not give rise to or create any duty on the part of Chugai or Chugai's Board of Directors to waive or not waive such conditions or in any way limit Chugai's right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in such Article or to be indemnified pursuant to Article IV for any matter. Any determination made by Chugai prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.05 shall be conclusive.

               Section 3.06. Fractional Shares. As soon as practicable after the Distribution Date, Gen-Probe and Chugai shall direct an agent (that is not an Affiliate of Gen-Probe or Chugai) to (i) determine the number of fractional shares of Gen-Probe Common Stock allocable to each holder of record or beneficial owner of Gen-Probe Common Stock as of the Record Date, (ii) aggregate all such fractional shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices, and (iii) cause to be distributed to each such holder or for the benefit of each such beneficial holder, in lieu of any fractional share, such holder's or owner's ratable share of the proceeds of such sale, after making appropriate deductions of any Taxes required to be withheld and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. All costs associated with the matters described in this Section 3.06 shall be borne by Gen-Probe.

               Section 3.07. Advisors. Chugai shall select any investment banker(s) and manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and outside counsel for Chugai (collectively, the "Advisors"). Except as otherwise provided in this Agreement, all fees of the Advisors, including Hughes Hubbard & Reed LLP (who have acted as counsel to the Chugai Group in connection with this Agreement and the Ancillary Agreements and the documents and transactions contemplated herein or therein) shall be borne by Chugai. Notwithstanding the foregoing, Gen-Probe shall have the right to retain its own financial advisors in connection with the Distribution, provided that (x) such financial advisors are acceptable to Chugai and (y) all fees of such separate financial advisors shall be paid by Gen-Probe. In addition, all fees of Latham & Watkins (who have acted as counsel to the Gen-Probe Group in connection with this Agreement and the Ancillary Agreements and the documents and transactions contemplated herein or therein) shall be paid by Gen-Probe.

                                   ARTICLE IV

                        MUTUAL RELEASES; INDEMNIFICATION

               Section 4.01. Release of Pre-Distribution Claims. (a) Except as provided in Section 4.01(c), effective as of the Distribution Date, Gen-Probe does hereby, for itself and each other member of the Gen-Probe Group, their respective Affiliates (other than any member of the Chugai Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Gen-Probe Group (in each case, in their respective capacities as such), remise, release and forever discharge each of Chugai, the members of the Chugai Group, their respective Affiliates (other than any member of the Gen-Probe Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Chugai Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution.

               (b) Except as provided in Section 4.01(c), effective as of the Distribution Date, Chugai does hereby, for itself and each other member of the Chugai Group, their respective Affiliates (other than any member of the Gen-Probe Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Chugai Group (in each case, in their respective capacities as such), remise, release and forever discharge each of Gen-Probe, the members of the Gen-Probe Group, their respective Affiliates (other than any member of the Chugai Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Gen-Probe Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution.

               (c) Nothing contained in Section 4.01(a) or 4.01(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.07(b) or the applicable Schedules thereto as not to terminate as of the Distribution Date, in each case in accordance with its terms. Nothing contained in Section 4.01(a) or 4.01(b) shall release any Person from:

               (i) any Liability provided in or resulting from any agreement among any members of the Chugai Group or the Gen-Probe Group that is specified in Section 2.07(b) or the applicable Schedules thereto as not to terminate as of the Distribution Date, or any other Liability specified in such Section 2.07(b) as not to terminate as of the Distribution Date;

               (ii) any Liability that any Person may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against such Person by third Persons, which Liability shall be governed by the provisions of this Article IV and, if applicable, the appropriate provisions of the Ancillary Agreements; or

               (iii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this
        Section 4.01.

               (d) Gen-Probe shall not make, and shall not permit any member of the Gen-Probe Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Chugai or any member of the Chugai Group or any other Person released pursuant to Section 4.01(a), with respect to any Liabilities released pursuant to Section 4.01(a). Chugai shall not, and shall not permit any member of the Chugai Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Gen-Probe or any member of the Gen-Probe Group, or any other Person released pursuant to Section 4.01(b), with respect to any Liabilities released pursuant to Section 4.0l(b).

               (e) It is the intent of Chugai and Gen-Probe by virtue of the provisions of this Section 4.01 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among Gen-Probe or any member of the Gen-Probe Group, on the one hand, and Chugai or any member of the Chugai Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution
Date), except as expressly set forth in Section 4.01(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

               (f) Each party has been fully advised by its counsel of the contents of Section 1542 of the California Civil Code, which reads as follows:

        "Section 1542. (General Release - Claims Extinguished.) A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Each party waives this section and the benefits thereof and of any similar statute, principle of law, rule or authority.

               (g) On the Distribution Date, each of Gen-Probe and Chugai will execute and deliver to the other an instrument confirming the effectiveness of the releases contained in this Section 4.01 as of the Distribution Date.

               Section 4.02. Indemnification by Gen-Probe. Except as provided in Sections 4.05 and 4.06, if the Distribution occurs, Gen-Probe shall indemnify, defend and hold harmless Chugai, each member of the Chugai Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Chugai Indemnitees") on a net after-tax basis from and against any and all Liabilities of the Chugai Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

               (a) the failure of Gen-Probe or any other member of the Gen-Probe Group or any other Person to pay, perform or otherwise promptly discharge any Gen-Probe Liability in accordance with its terms, whether prior to or after the Distribution Date;

               (b) the Gen-Probe Business, any Gen-Probe Asset, any asset formerly owned by a member of the Gen-Probe Group or any Gen-Probe Liability;

               (c) any breach by Gen-Probe or any member of the Gen-Probe Group of this Agreement or any of the Ancillary Agreements;

               (d) Liabilities released pursuant to Section 4.01(a) that are asserted by the Persons purported to have released such Liabilities pursuant to
Section 4.01(a); and

               (e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, with respect to all information contained in (other than information relating to Chugai and supplied in writing by Chugai expressly for use in) any Registration Statement, Information Statement or other material or information provided to Chugai's shareholders in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

               Section 4.03. Indemnification by Chugai. Except as provided in Sections 4.05 and 4.06, if the Distribution occurs, Chugai shall indemnify, defend and hold harmless Gen-Probe, each member of the Gen-Probe Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Gen-Probe Indemnitees") on a net after-tax basis from and against any and all Liabilities of the Gen-Probe Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

               (a) the failure of Chugai or any other member of the Chugai Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the Chugai Group other than the Gen-Probe Liabilities, whether prior to or after the Distribution Date;

               (b) the Chugai Business or any Liability of the Chugai Group other than the Gen-Probe Liabilities;

               (c) any claim by a shareholder or shareholders of Chugai relating to or arising out of the Chugai-Roche Transaction;

               (d) any material breach by Chugai or any member of the Chugai Group of this Agreement or any of the Ancillary Agreements; and

               (e) Liabilities released pursuant to Section 4.01(b) that are asserted by the Persons purported to have released such Liabilities pursuant to
Section 4.01(b); and

               (f) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, with respect to all information relating to Chugai and supplied in writing by Chugai expressly for use in and contained in any Registration Statement or Information Statement.

               Section 4.04. Tax Indemnity. (a) In the event that there is a Valuation Event (or Gen-Probe publicly announces or enters into an agreement to effect a Valuation Event) within 15 months following the Distribution Date, and subsequent to such Valuation Event or announcement or agreement there is a final determination that the amount of Japanese corporate tax, enterprise tax, corporate inhabitant tax, withholding tax, and any interest or penalty relating to any of the foregoing taxes, for which Chugai is liable with respect to the Distribution exceeds 37.1 billion yen, Gen-Probe shall reimburse Chugai for, and indemnify and hold harmless Chugai from and against, any such excess tax liability. Gen-Probe shall pay any amount owing to Chugai pursuant to the immediately preceding sentence within 45 days after the payment of the excess tax liability by Chugai. Any such indemnity payment shall be made free and clear of, and without deduction for, withholding taxes, except as otherwise required by applicable law. In the event that any withholding taxes apply to any such indemnity payment, Gen-Probe shall pay Chugai such additional amounts as are necessary so that, after deduction for withholding on such indemnity payment and additional amounts, Chugai receives the same amount it would have been entitled to receive had there been no withholding and deduction. In the event that any claim or assertion is made by any taxing authority that could result in an indemnity obligation on the part of Gen-Probe pursuant to this Section 4.04, Chugai shall promptly notify Gen-Probe, and, if Gen-Probe so requests, contest through appropriate administrative and judicial proceedings, at Gen-Probe's expense, such claim or assertion, and shall not settle or otherwise compromise any such contest without the consent of Gen-Probe, such consent not to be withheld unreasonably.

               (b) "Valuation Event" shall mean:

               (i) the sale or other conveyance of all or substantially all of the assets of Gen-Probe;

               (ii) an acquisition by any Person or group of Persons acting in concert of common stock or other equity securities of Gen-Probe (or securities convertible into or exchangeable for such common stock or other equity securities) that results in such Person or group acquiring beneficial ownership, directly or indirectly (as provided in Rule 13d-3 under the Exchange Act, or any successor rule), of more than 50% (by number of votes) of the Voting Shares of Gen-Probe;

               (iii) the merger of Gen-Probe with or into another Person (whether or not Gen-Probe is the survivor of such merger); or

               (iv) the issuance by Gen-Probe of common stock or other equity securities (or securities convertible into or exchangeable for common stock or other equity securities), other than (i) pursuant to an employee benefit or incentive plan or (ii) issuances of Gen-Probe Common Stock (or securities convertible into or exchangeable for Gen-Probe Common Stock) for cash consideration at a price (or in the case of securities convertible into or exchangeable for Gen-Probe Common Stock, at a price and having such terms (including yield and conversion or exchange price) that implies a value of Gen-Probe Common Stock) not in excess of the market price of Gen-Probe Common Stock immediately prior to such issuance.

               Section 4.05. Indemnification Obligations Net of Insurance Proceeds and Other Amounts. (a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article IV will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any party (an "Indemnifying Party") is required to pay to any Person entitled to indemnification hereunder (an "Indemnitee") will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

               (b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "wind-fall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or any Ancillary Agreement shall obligate any member of any Group to seek to collect or recover any Insurance Proceeds.

               Section 4.06. Procedures for Indemnification of Third Party Claims. (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Chugai Group or the Gen-Probe Group of any claim or of the commencement by any such Person of any Action (collectively, a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.02 or 4.03, or any other section of this

Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within 20 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 4.06(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

               (b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 4.06(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence. In the event that the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

               (c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 4.06(b), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party.

               (d) No Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party, which, if the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, shall not be unreasonably withheld.

               (e) In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly against any Indemnitee.

               Section 4.07. Additional Matters. (a) Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

               (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

               (c) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys' fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement as set forth in this Article IV.

               Section 4.08. Contribution. If the indemnification provided for in Section 4.02(e) or 4.03(f) is unavailable with respect to any Liabilities referred to therein for any reason other than as specified therein or in Sections 4.05 and 4.06, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnitee as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnitee, on the other hand, with respect to the statements or omissions which resulted in such Liabilities as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnitee shall be determined by reference to, among other things, the untrue or alleged untrue statement or omission or alleged omission as it relates to information supplied (or omitted to be supplied) by the Indemnifying Party on the one hand or the Indemnitee on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by an Indemnitee as a result of the Liabilities referred to above in this Section
4.08 shall be deemed to include any attorneys' fees or other out-of-pocket expenses reasonably incurred by such Indemnitee in connection with investigating or defending any such Liability or Action.

               No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

               If indemnification is available under Section 4.02(e) or 4.03(f) hereof, the Indemnifying Party shall indemnify the Indemnitee to the full extent provided in Section 4.02(e) or 4.03(f) hereof, as applicable, without regard to the relative fault of the Indemnifying Party or Indemnitee or any other equitable consideration provided for in this Section 4.08.

               Section 4.09. Remedies Cumulative. The remedies provided in this
Article IV shall be cumulative and, subject to the provisions of Article VII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

               Section 4.10. Survival of Indemnities. The rights and obligations of each of Chugai and Gen-Probe and their respective Indemnitees under this
Article IV shall survive the sale or other transfer by any party of any assets or the assignment by it of any Liabilities.

                                    ARTICLE V

                              CERTAIN OTHER MATTERS

               Section 5.01. Certain Business Matters. No member of any Group shall have any duty to refrain from (i) engaging in the same or similar activities or lines of business as any member of the other Group, (ii) doing business with any potential or actual supplier or customer of any member of the other Group, or (iii) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of the other Group.

               Section 5.02. Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 60 days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

                                   ARTICLE VI

                       COVENANTS AND CERTAIN OTHER MATTERS

               Section 6.01. Agreement for Exchange of Information. (a) Each of Chugai and Gen-Probe, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing, Tax or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, Tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other or (iii) subject to foregoing clause (ii) above, to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental or competitively-sensitive, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm, legal concern or consequence.

               (b) After the date hereof, each of Chugai and Gen-Probe (i) shall maintain in effect at its own cost and expense adequate systems and controls to the extent necessary to enable the members of the other Group to satisfy their respective reporting, accounting, audit and other obligations, and (ii) shall provide, or cause to be provided, to the other party in such form as the requesting party shall request, at no charge to such requesting party, all financial and other data and information as such requesting party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority; provided, however, that in the event that any party determines that any such provision of data and information could be commercially detrimental or competitively-sensitive, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations or the preparation of such financial statements and reports or filings in a manner that avoids any such harm, legal concern or consequence.

               (c) Notwithstanding subsections (a) and (b) above, no member of the Gen-Probe Group shall be required to provide, and members of the Chugai Group shall be prohibited from providing, any competitively-sensitive information relating to the Gen-Probe Business to the directors, officers, employees, other personnel and agents of the Chugai Group or Roche Pharmholding B.V. or any if its Affiliates who are engaged or otherwise involved in the Clinical Diagnostic Business of Roche Pharmholding B.V. or any if its Affiliates. In addition, Chugai and other members of the Chugai Group shall not use any such competitively-sensitive information relating to the Gen-Probe Business for purposes other than those as shall be expressly permitted under Sections 6.01, 6.06 and 6.07.

               Section 6.02. Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Section 6.01 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

               Section 6.03. Compensation for Providing Information. Except as set forth in Section 6.01(b)(ii), the party requesting Information agrees to reimburse the other party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with the providing party's standard methodology and procedures.

               Section 6.04. Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement after the Distribution Date, the parties agree to use their reasonable efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies of Chugai as in effect on the Distribution Date or such other policies as may be reasonably adopted by the appropriate party after the Distribution Date. No party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the third anniversary of the date hereof without first using its reasonable efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any Information relating to Taxes, employee benefits or Environmental Liabilities, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof); provided, further, that in the event that any such Information is also subject to a retention requirement contained in any Ancillary Agreement that is longer than the requirement contained in this
Section 6.04, then the requirement in such agreement shall supersede this
Section 6.04.

               Section 6.05. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in Section 6.08 or any Ancillary Agreement.

               Section 6.06. Auditors and Audits; Annual and Semi-annual Statements and Accounting. Each party agrees that, in respect of all periods for which Chugai is required in accordance with applicable accounting principles to consolidate Gen-Probe's results of operations and financial position in financial statements of any member of the Chugai Group:

               (a) Gen-Probe shall not select a different accounting firm than Ernst & Young LLP to serve as its (and its Subsidiaries') independent certified public accountants ("Gen-Probe's Auditors") for purposes of providing an opinion on its consolidated financial statements without Chugai's prior written consent (which shall not be unreasonably withheld).

               (b) Gen-Probe shall use its reasonable efforts to enable the Gen-Probe Auditors to complete their quarterly review procedures such that they will provide clearance on Gen-Probe's quarterly financial statements on the same date that Chugai's independent certified public accountants ("Chugai's Auditors") date their opinion on Chugai's audited annual financial statements or provide clearance on Chugai's semi-annual financial statements, as the case may be, and to enable Chugai to meet its timetable for the printing, filing and public dissemination of Chugai's annual and semi-annual financial statements, as the case may be.

               (c) Gen-Probe shall provide to Chugai on a timely basis all Information that Chugai reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Chugai's annual and semi-annual financial statements. Without limiting the generality of the foregoing, Gen-Probe will provide all required financial Information with respect to Gen-Probe and its Subsidiaries to Gen-Probe's Auditors in a sufficient and reasonable time and in sufficient detail to permit Gen-Probe's Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Chugai's Auditors with respect to Information to be included or contained in Chugai's annual and semi-annual financial statements. Similarly, Chugai shall provide to Gen-Probe on a timely basis all Information that Gen-Probe reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Gen-Probe's annual and semi-annual financial statements. Without limiting the generality of the foregoing, Chugai will provide all required financial Information with respect to Chugai and its Subsidiaries to Chugai's Auditors in a sufficient and reasonable time and in sufficient detail to permit Chugai's Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Gen-Probe's Auditors with respect to Information to be included or contained in Gen-Probe's annual and semi-annual financial statements.

               (d) Gen-Probe shall authorize Gen-Probe's Auditors to make available to Chugai's Auditors both the personnel who performed or are performing the annual audits and quarterly reviews of Gen-Probe and work papers related to the annual audits and quarterly reviews of Gen-Probe, in all cases within a reasonable time prior to Gen-Probe's Auditors' opinion date or date of clearance for such reviews, so that Chugai's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Gen-Probe's Auditors as it relates to Chugai's Auditors' report on Chugai's financial statements, all within sufficient time to enable Chugai to meet its timetable for the printing, filing and public dissemination of Chugai's annual and semi-annual statements. Similarly, Chugai shall authorize Chugai's Auditors to make available to Gen-Probe's Auditors both the personnel who performed or are performing the annual audits and semi-annual reviews of Chugai and work papers related to the annual audits and semi-annual reviews of Chugai, in all cases within a reasonable time prior to Chugai's Auditors' opinion date, so that Gen-Probe's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Chugai's Auditors as it relates to Gen-Probe's Auditors' report on Gen-Probe's statements, all within sufficient time to enable Gen-Probe to meet its timetable for the printing, filing and public dissemination of Gen-Probe's annual and semi-annual financial statements.

               (e) Gen-Probe shall provide Chugai's corporate auditors and their designees access to Gen-Probe's and its Subsidiaries' books and records so that Chugai may conduct reasonable audits relating to the financial statements provided by Gen-Probe pursuant hereto as well as to the internal accounting controls and operations of Gen-Probe and its Subsidiaries. Similarly, Chugai shall provide Gen-Probe's internal auditors and their designees access to Chugai's and its Subsidiaries' books and records so that Gen-Probe may conduct reasonable audits relating to the financial statements provided by Chugai pursuant hereto as well as to the internal accounting controls and operations of Chugai and its Subsidiaries.

               (f) Gen-Probe shall give Chugai as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Distribution Date. Gen-Probe will consult with Chugai and, if requested by Chugai, Gen-Probe will consult with Chugai's independent public accountants with respect thereto. Chugai shall give Gen-Probe as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Distribution Date.

               Section 6.07. Production of Witnesses; Records; Cooperation. (a) After the Distribution Date, except in the case of an adversarial Action by one party (or an Affiliate thereof) against another party (or an Affiliate thereof), each party hereto shall use its reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

               (b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the other parties shall make available to such Indemnifying Party upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, as the case may be.

               (c) Without limiting the foregoing, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

               (d) Without limiting any provision of this Section 6.07, each of the parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any intellectual property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

               (e) The obligation of the parties to provide witnesses pursuant to this Section 6.07 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other employees without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.07(a)).

               (f) In connection with any matter contemplated by this Section 6.07, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

               Section 6.08. Confidentiality. (a) Subject to Section 6.09, each of Chugai and Gen-Probe, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to Chugai's confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all Information concerning each such other Group that is either in its possession (including Information in its possession prior to any of the date hereof or the Distribution Date) or furnished by any such other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such party or any member of such Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives,
(ii) later lawfully acquired from other sources by such party (or any member of such party's Group) which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of the other party.

               (b) Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 6.09. Without limiting the foregoing, when any Information furnished by the other party after the Distribution Date pursuant to this Agreement or any Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each party will promptly after request of the other party either return to the other party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

               Section 6.09. Protective Arrangements. In the event that any party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other party (or any member of any other party's Group) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process of such Governmental Authority.

               Section 6.10. Privileged Matters.

               Chugai and Gen-Probe recognize that legal and other professional services that have been and will be provided prior to the Distribution Date may have been and may be rendered for the benefit of both the Chugai Group and the Gen-Probe Group and that in such cases both the Chugai Group and the Gen-Probe Group should be deemed to be the client for the purposes of asserting all Privileges. To allocate the interests of each party in the Privileged Information, the parties agree as follows:

               (a) Chugai shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Chugai Business, whether or not the Privileged Information is in the possession of or under the control of Chugai or Gen-Probe. Chugai shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Liabilities of the Chugai Group (other than Gen-Probe Liabilities), now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Chugai, whether or not the Privileged Information is in the possession of or under the control of Chugai or Gen-Probe.

               (b) Gen-Probe shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Gen-Probe Business, whether or not the Privileged Information is in the possession of or under the control of Chugai or Gen-Probe. Gen-Probe shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the subject matter of any claims constituting Gen-Probe Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Gen-Probe, whether or not the Privileged Information is in the possession of Gen-Probe or under the control of Chugai or Gen-Probe.

               (c) Chugai and Gen-Probe agree that they shall have a shared Privilege, with equal right to assert or waive, subject to the restrictions in this Section 6.10, with respect to all Privileges not allocated pursuant to the terms of Sections 6.10(a) and (b). All Privileges relating to any claims, proceedings, litigation, disputes or other matters which involve both Chugai and Gen-Probe in respect of which both Chugai and Gen-Probe retain any responsibility or liability under this Agreement shall be subject to a shared Privilege.

               (d) No party may waive any Privilege which could be asserted under any applicable law, and in which the other party has a shared Privilege, without the consent of the other party, except to the extent reasonably required in connection with any litigation with third-parties or as provided in subsection (e) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 20 days after notice upon the other party requesting such consent.

               (e) In the event of any litigation or dispute between a member of the Chugai Group and a member of the Gen-Probe Group, either party may waive a Privilege in which the other party has a shared Privilege, without obtaining the consent of the other party, provided that such waiver of a shared Privilege shall be effective only as to the use of Information with respect to the litigation or dispute between the Chugai Group and the Gen-Probe Group, and shall not operate as a waiver of the shared Privilege with respect to third-parties.

               (f) If a dispute arises between the parties regarding whether a Privilege should be waived to protect or advance the interest of either party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other party, and shall not unreasonably withhold consent to any request for waiver by the other party. Each party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

               (g) Upon receipt by any party of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared Privilege or as to which the other party has the sole right hereunder to assert a Privilege, or if any party obtains knowledge that any of its current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such Privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 6.10 or otherwise to prevent the production or disclosure of such Privileged Information.

                                   ARTICLE VII

                               DISPUTE RESOLUTION

               Section 7.01. Disputes. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and mediation set forth in this Article VII shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any member of the Chugai Group and the Gen-Probe Group.

               Section 7.02. Escalation; Mediation. (a) It is the intent of the parties to use their respective reasonable efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a dispute, controversy or claim may deliver a notice (an "Escalation Notice") demanding an in person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use their reasonable efforts to meet within 30 days of the Escalation Notice.

               (b) If the parties are not able to resolve the dispute, controversy or claim through the escalation process referred to above, the parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association (the "AAA"). The parties shall retain a mediator to aid the parties in their discussions and negotiations by informally providing advice to the parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the parties or by other agreement of the parties; provided, however, that if the parties fail to agree upon a mediator within 15 days following the date that such matter is referred to mediation, a mediator shall be chosen by the AAA. The place of mediation shall be Los Angeles, California or such other location as may be agreed to by the parties, and the language of the mediation shall be English. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any arbitration proceeding by either party.

               Section 7.03. Arbitration. (a) If a dispute arises out of or relates to this Agreement or any Ancillary Agreement, or the breach hereof or thereof, and if said dispute cannot be settled through mediation pursuant to the provisions set forth in Section 7.02 above, such dispute shall be exclusively and finally resolved by arbitration in accordance with this Agreement and the Commercial Arbitration Rules of the AAA.

               (b) The arbitration panel shall consist of three (3) arbitrators who shall be chosen as follows: the party commencing the arbitration shall name its arbitrator in its demand for arbitration, the responding party shall name its arbitrator within 15 days, and the two so named shall select the third arbitrator, who shall act as chairman, within 15 days of the selection of the second arbitrator. In the event that the responding party shall have failed to name an arbitrator as provided above within 15 days after the other party shall have named its arbitrator, or the two arbitrators so named shall fail to agree on a third arbitrator as provided above within 30 days, the remaining arbitrator(s) shall be appointed by the AAA.

               (c) The place of arbitration shall be Los Angeles, California or such other location as may be agreed to by the parties, and the language of the arbitration shall be English.

               (d) The award of the arbitrators shall be final and binding on the parties and may be presented by either of the parties for enforcement in any court of competent jurisdiction, and the parties hereby consent to the jurisdiction of such court solely for purposes of enforcement of this Section
7.03 and any order or award entered therein. The arbitrators shall have the authority to award to the prevailing party its attorneys' fees and costs incurred in such arbitration. The arbitrators shall not, under any circumstances, have any authority to award punitive, exemplary or similar damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

               (e) The fees of the arbitrators and the other costs of such arbitration shall be borne and paid equally by the parties involved in the matter, except that each party shall be responsible for its own expenses, including attorneys' fees (except as provided in clause (d) above).

               (f) Nothing contained in Sections 7.02 and 7.03 shall limit or restrict in any way the right or power of a party at any time (x) to seek injunctive relief in any court and to litigate the issues relevant to such request for injunctive relief before such court (i) to restrain the other party from breaching this Agreement or (ii) for specific enforcement of this Section
7.03 or (y) to implead or otherwise join as a party the other party in any Action brought by any Person that is not an Affiliate of the party seeking to implead or join (and in connection therewith to assert any rights hereunder against such impleaded or joined party). The parties agree that any legal remedy available to a party with respect to a breach of this Section 7.03 will not be adequate and that, in addition to all other legal remedies, each party is entitled to an order specifically enforcing this Section 7.03. The parties irrevocably submit to the exclusive jurisdiction of (a) the Superior Court of California, County of Los Angeles, and (b) the United States District Court for the Central District of California for purposes of any Action described in this
Section 7.03(f). The parties further agree that service of any process, summons, notice or document by U.S. registered mail to their respective addresses set forth in Section 10.05 shall be effective service of process for any Action in Los Angeles with respect to any matters to which each party has submitted to jurisdiction in this Section 7.03(f). Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any such Action in (i) the Superior Court of California, County of Los Angeles, or (ii) the United States District Court for the Central District of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

                                  ARTICLE VIII

                               FURTHER ASSURANCES

               Section 8.01. Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the foregoing, Gen-Probe shall cooperate with Chugai in all respects to accomplish the Distribution and shall, at Chugai's direction, promptly take any and all actions necessary or desirable to effect the Distribution, including the registration under the Exchange Act of the Gen-Probe Common Stock on the Registration Statement or any other appropriate registration form or forms to be designated by Chugai in its sole and absolute discretion, and including the provision of information and assistance to Chugai in connection with any tax opinions or requests for tax rulings.

               (b) Without limiting the foregoing, prior to, on and after the Distribution Date, each party hereto shall cooperate with the other party, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the other transactions contemplated hereby and thereby; provided, that the form and substance of all such instruments, filings and consents shall be approved by Chugai in its sole and absolute discretion.

               (c) On or prior to the Distribution Date, Chugai and Gen-Probe in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions which are reasonably necessary or desirable to be taken by Chugai, Gen-Probe or any other Subsidiary of Chugai or Gen-Probe, as the case may be, to effectuate the transactions contemplated by this Agreement.

               (d) If one or more of the parties identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the parties will cooperate in determining whether there is a mutually acceptable arm's-length basis on which the other party will provide such service.

               (e) The parties shall reasonably cooperate to restructure (or otherwise provide for the continuation of) commercial arrangements (including those under contracts) pursuant to which both Gen-Probe and CPUSA receive or purchase goods and services prior to the Distribution Date with the aim of ensuring the continued provision of such goods and services to Gen-Probe and CPUSA following the Distribution Date for a reasonable period of time (on the same economic basis to the extent practicable).

                                   ARTICLE IX

                                   TERMINATION

               Section 9.01. Termination and Amendments Prior to Distribution. This Agreement and all Ancillary Agreements may be terminated and the Distribution (including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution), this Agreement and any Ancillary Agreement may be amended, modified or abandoned and any provision hereof or thereof may be waived, in whole or in part, at any time prior to the Distribution Date, by and in the sole discretion of Chugai without the approval of Gen-Probe or the stockholders of Chugai or Gen-Probe (other than Chugai). In the event of such termination, no party shall have any liability of any kind to any other party or any other Person. After the Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by the parties.

                                    ARTICLE X

                                  MISCELLANEOUS

               Section 10.01. Counterparts; Entire Agreement; Corporate Power.
(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

               (b) This Agreement, and the Ancillary Agreements and the Exhibits, Schedules and Appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

               (c) Chugai represents on behalf of itself and each other member of the Chugai Group and Gen-Probe represents on behalf of itself and each other member of the Gen-Probe Group as follows:

               (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each other Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

               (ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

               Section 10.02. Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the laws of the State of New York irrespective of the choice of laws principles of the State of New York that would result in the application of the law of another jurisdiction, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

               Section 10.03. Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

               Section 10.04. Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any Chugai Indemnitee or Gen-Probe Indemnitee in their respective capacities as such and for the release under Section 4.01 of any Person provided therein, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third Person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

               Section 10.05. Notices. All notices or other communications under this Agreement or any Ancillary Agreement shall be in writing and shall be deemed to be duly given upon receipt by (a) hand delivery, (b) certified or registered mail, return receipt requested, (c) delivery by reputable overnight delivery service, or (d) facsimile transmission with confirmation of receipt, addressed as follows, or to such other address as may be hereafter notified by the parties:

               If to Chugai, to:

               1-9, Kyobashi 2-chome, Chuo-ku
               Tokyo 104-8301 Japan
               Attn:  General Manager, Legal Department
               Fax:  (813) 3273-0887

               with copies to:

               Hughes Hubbard & Reed LLP
               One Battery Park Plaza
               New York, New York  10004
               Attn:  James Modlin
               Fax:  (212) 422-4726

               If to Gen-Probe to:

               10210 Genetic Center Drive
               San Diego, California  92121-4362
               Attn:  General Counsel
               Fax:  (858) 410-8637

               with copies to:

               Latham & Watkins
               12636 High Bluff Drive
               Suite 300
               San Diego, CA 92130-2071
               Attn:  Scott N. Wolfe
               Fax:  (858) 523-5450

               Any party may, by notice to the other party, change the address to which such notices are to be given.

               Section 10.06. Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

               Section 10.07. Force Majeure. No party shall be deemed in default of this Agreement or any Ancillary Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement or any Ancillary Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

               Section 10.08. Publicity. Prior to the Distribution, no press releases or other public statements shall be made with respect to the Merger, the Distribution or any of the other transactions contemplated hereby or by any of the Ancillary Agreements without the prior written consent of Chugai (as to both content and the media of distribution thereof). Following the Distribution Date, all such press releases and public statements shall be mutually acceptable to both Chugai and Gen-Probe.

               Section 10.09. Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement, each Party shall bear its own expenses in connection with the Distribution and the negotiation and execution of this Agreement and the Ancillary Agreements.

               Section 10.10. Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

               Section 10.11. Survival of Covenants. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Distribution and shall remain in full force and effect.

               Section 10.12. Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

               Section 10.13. Amendments. Except as provided in Section 9.01, no provision of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

               Section 10.14. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules and Exhibits hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement). Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified. The word "including" and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive. Unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to "the date hereof," "the date of this Agreement," "hereby" and "hereupon" and words of similar import shall all be references to May 24, 2002, regardless of any amendment or restatement hereof.

               IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

                                   CHUGAI PHARMACEUTICAL CO., LTD.



                                   By: /s/ OSAMU NAGAYAMA
                                      ------------------------------------------
                                   Name:   Osamu Nagayama
                                   Title:  President and Chief Executive Officer


                                   GEN-PROBE INCORPORATED



                                   By: /s/ HENRY L. NORDHOFF
                                      ------------------------------------------
                                   Name:   Henry L. Nordhoff
                                   Title:  President and Chief Executive Officer

                                SCHEDULE 2.07(b)

                        Arrangements not to be Terminated

1. License Agreement effective as of July 1, 2001 between Chugai Diagnostics Science Co., Ltd. and Gen-Probe Incorporated.

2. Distribution Agreement effective as of September 1, 1998 between Chugai Diagnostics Science Co., Ltd. and Gen-Probe Incorporated.